UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)	January 21, 2016

AmTrust Financial Services, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33143	04-3106389
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

59 Maiden Lane, 43rd Floor, New York, New York	10038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(212) 220-7120

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.133-4 (c))

Item 8.01    Other Events.

On January 21, 2016, AmTrust Financial Services, Inc. (the “Company”) announced the results of the special meeting of members of ARI Mutual Insurance Company (“ARI”) held that morning where the members approved, among other matters, the conversion of ARI from a mutual holding company to stock form. In addition, the Company completed its offering of shares of its common stock for cash on a subscription basis to certain of the ARI members and to non-employee directors of ARI. The Company received subscriptions for approximately $276,000. The Company sold the shares at a purchase price of $44.6989 per share ($22.3494 on a post-split basis), which represented a 20% discount to the volume-weighted average trading price of a share of its common stock, as reported on the NASDAQ Global Select Market, for the 10-trading day period ending Wednesday, January 20, 2016, which was $55.8736.

Pursuant to the terms of the Plan of Conversion, the purchase price and shares issued by the Company will be adjusted to reflect the Company’s stock split effective on February 2, 2016. Therefore, upon the filing of ARI’s amended and restated certificate of incorporation with the Secretary of State of the Commonwealth of Pennsylvania on January 22, 2016, and the effective date of the stock split on February 2, 2016, the Company will deliver 12,347 shares of its common stock, which represents the number of shares sold in the offering at the volume-weighted average trading price on a post-split basis.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmTrust Financial Services, Inc.
(Registrant)

Date	January 21, 2016

/s/ Stephen Ungar
Stephen Ungar
SVP, General Counsel and Secretary